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                                                                 Exhibit 23.02

                    CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Proxy Statement constituting part of this Registration Statement on Form S-4 of Cardinal Health, Inc. of our report dated January 26, 1998 which appears on page 27 of Allegiance Corporation's 1997 Annual Report to Stockholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page S-1 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Proxy Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chicago, Illinois
December 11, 1998